PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
October 31, 2007	(804) 217-5897

DYNEX CAPITAL, INC.  ANNOUNCES
 THIRD QUARTER 2007 RESULTS

Dynex Capital, Inc. (NYSE: DX) reported net income of $2.7 million and $7.3 million for the three-month and nine-month periods ended September 30, 2007, respectively, compared to a net loss of $0.2 million and net income of $2.6 million for the same periods last year. Net income to common shareholders was $1.7 million, or $0.14 per common share, for the third quarter of 2007, versus a net loss of $1.2 million, or $0.10 per common share, for the third quarter of 2006.  Net income to common shareholders for the nine-month period ended September 30, 2007 was $4.3 million, or $0.36 per common share, versus a net loss of $0.4 million, or $0.04 per common share, for the same period in 2006.

The Company’s common equity book value increased to $8.17 per common share at September 30, 2007 from $8.01 at June 30, 2007 and $7.78 at December 31, 2006.  The increase in common equity book value was primarily related to the Company’s earnings during the respective periods as well as increases in the value of its investment in certain equity securities.  The Company also reported adjusted common equity book value of $99.6 million, or $8.21 per common share, at the end of the third quarter of 2007.  Adjusted common equity book value consists of book value per common share, adjusted to reflect all financial assets and financial liabilities at their fair values, based on anticipated cash flows from the assets less the associated cash requirements for the liabilities, discounted at estimated market rates.  A reconciliation of common equity book value to adjusted common equity book value per share is included at the end of this press release.

The Company has scheduled a conference call for Thursday, November 1, 2007, at 11:00 A.M. EDT, to discuss the third quarter results. Investors may participate in the call by dialing 1-800-926-9162.

Thomas Akin, Chairman, stated, “The Company is pleased to report another strong quarter of earnings and growth in book value per common share. Our conservative strategy of not reaching for yield, carefully managing the credit and interest rate risks in our existing portfolio, and retaining our capital for anticipated compelling investment opportunities is beginning to demonstrate its value.  During the third quarter, we purchased $10.5 million of securities at attractive prices, including $3.2 million of common stock in publicly traded mortgage REITs and $2.3 million of publicly traded preferred stock in those and other mortgage REITs.  We also purchased $5.0 million of a private senior convertible debt security.  Our objective in purchasing these securities was to put our capital to work in investments with yields in the range of 10%-12% and that have the opportunity for solid price appreciation.  These securities have appreciated over $1.5 million in price, since being purchased.  We continue to see interesting opportunities to add investments to our portfolio as the market dislocation for non-agency residential mortgage securities and, to a lesser extent, commercial mortgage securities shows no meaningful signs of abating.  Shareholders should also note that despite the recent market turmoil, the Company was able to grow its book value per common share by $0.16 to $8.17 for the quarter and to maintain its adjusted book value per at $8.21.  We believe that this is a validation of our conservative investment posture.”

Mr. Akin continued, “As we noted in our Form 8-K filing on October 16, 2007, we resold a securitization financing bond that we had previously redeemed for net proceeds of $35.4 million.  In addition, the Company received a cash distribution of $18.2 million from its joint venture with Deutsche Bank during the quarter.  These actions will ensure our financial flexibility and enable us to rely less on the volatile reverse repurchase agreement market for financing our investment portfolio.  As of today, we have $55.4 million in cash and cash equivalents, and only $20.2 million in repurchase agreements outstanding.  While we may add modest leverage in the future, our focus today is on finding unleveraged investments at good risk-adjusted returns. We believe that the market can offer solid investment opportunities with yields in excess of 12%.  Given our liquid balance sheet, we believe that as we continue to grow the Dynex portfolio our earnings will grow accordingly.  We are very pleased to have held our capital in a more liquid position to take advantage of these market opportunities.”

Discussion of Third Quarter Results

The Company reported net income for the quarter of $2.7 million compared to a net loss of $0.2 million for the same period last year.  After consideration of the preferred stock dividend, the Company reported net income to common shareholders of $1.7 million, or $0.14 per common share, compared to a net loss of $1.2 million, or $0.10 per common share, for the third quarter of 2006.

The Company reported net interest income on its investment portfolio of $2.5 million for the third quarter of 2007 compared to $3.2 million for the same period in 2006.  Net interest income continues to sequentially decline due principally to the reduction in the Company’s investment assets.

Net interest spread on investments was 1.39% for the third quarter of 2007 versus 0.82% for the third quarter 2006.  The overall yield on investment assets was 8.44%, and the cost of liabilities was 7.05%, for the third quarter of 2007.  Net interest spread for the third quarter did not include any significant unusual or non-recurring items.  For the third quarter of 2006, the overall yield on investment assets was 8.39%, and the cost of liabilities was 7.56%.  For the nine-months ended September 30, 2007, the overall yield on investment assets was 8.39%, and the cost of liabilities was 6.75%, resulting in a net spread of 1.64%.  For the nine months ended September 30, 2006, net interest spread was 0.23%.  Based on the current composition of the Company’s investment portfolio, volatility in the net interest spread from period to period is generally the result of unpredicted prepayment activity in the Company’s securitized finance receivables.

Net interest income after recapture of provision for loan losses was $2.6 million for the third quarter of 2007 compared to $3.1 million for the same period in 2006.  The Company recognized a $0.1 million benefit from the recapture of provision for loan losses related to a reduction in single family reserves as a result of a decrease in single-family loan delinquencies during the quarter.  At September 30, 2007, the Company had no delinquent commercial mortgage loans in its investment portfolio; although, subsequent to the end of the quarter a $1.9 million loan became delinquent, and there was one delinquent $1.4 million loan collateralizing a commercial MBS held by the Company’s joint venture.  The Company had provided reserves or other valuation adjustments for both delinquent loans at September 30, 2007.

The Company recognized $0.6 million of equity in the income of its joint venture compared to a loss of $1.7 million for the same period in 2006, which loss was primarily related to a permanent impairment charge taken on a commercial mortgage backed security.  The third quarter of 2006 also included a $1.2 million charge associated with the contribution of certain assets to capitalize the joint venture.

General and administrative expenses were $0.8 million and $1.0 million for the quarters ended September 30, 2007 and 2006, respectively.  The decline in general and administrative expenses was primarily related to the closing of our tax lien collection operations in Pennsylvania during the first quarter of 2007 and a decrease in legal expenses from 2006 to 2007.

Balance Sheet

Total assets were $384.4 million at September 30, 2007 compared to $466.6 million at December 31, 2006.  Investments declined from $403.6 million at December 31, 2006 to $344.9 million at the end of the third quarter of 2007.  The decline in investments was primarily related to principal payments received on securitized mortgage loans and a decrease in investment in joint venture offset by an increase in securities.  Investment in joint venture declined as a result of a distribution of $18.2 million by the joint venture to the Company during the third quarter of 2007.  The distribution was made in accordance with the joint venture agreement based on the lack of investment by the joint venture of its cash within the prescribed time requirement. The increase in securities was primarily related to the purchase of $10.5 million of new securities during the third quarter of 2007, which was partially offset by the receipt of $2.3 million of principal on the Company’s existing securities.

Securitization financing declined as a result of payments received on securitized mortgage loans.  Repurchase agreements declined to $36.2 million at September 30, 2007 compared to $96.0 million at December 31, 2007 as the Company paid-down recourse debt during the quarter.   As of the date of this press release, the Company has $20.2 million of repurchase agreement financing outstanding collateralized by securities with a value of approximately $46.9 million.  Subsequent to the end of the quarter, the Company sold one of its previously redeemed securitization financing bonds for $35.4 million as indicated in its Form 8-K filed on October 16, 2007.  In subsequent quarters, this bond will be included as securitization financing in the Company’s balance sheet.  Including the proceeds from this sale, the Company currently has approximately $55.4 million of cash and cash equivalents immediately available to invest or use for other corporate purposes. There is also $5.1 million of cash and cash equivalents remaining in the Company’s joint venture available for reinvestment.

Dynex Capital, Inc. is a financial services company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan, “ and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and  values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, the impact of regulatory changes, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information, see the Company’s Annual Report on Form 10-K for the period ended December 31, 2006, and other reports filed with and furnished to the Securities and Exchange Commission.

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DYNEX CAPITAL, INC.
Consolidated Balance Sheets
(Thousands except share data)

	September 30,	December 31,
	2007 (unaudited)	2006
ASSETS
Cash and cash equivalents	$35,447	$56,880
Other assets	4,004	6,111
	39,451	62,991
Investments:
Securitized mortgage loans, net	295,686	346,304
Investment in joint venture	21,357	37,388
Securities	21,546	13,143
Other loans and investments	6,348	6,731
	344,937	403,566
	$384,388	$466,557

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Securitization financing	$183,070	$211,564
Repurchase agreements	36,197	95,978
Obligation under payment agreement	16,813	16,299
Other liabilities	6,957	6,178
	243,037	330,019

SHAREHOLDERS' EQUITY:
Preferred stock	41,749	41,749
Common stock	121	121
Additional paid-in capital	366,716	366,637
Accumulated other comprehensive income	1,075	663
Accumulated deficit	(268,310)	(272,632)
	141,351	136,538
	$384,388	$466,557

Book value per common share	$8.17	$7.78

DYNEX CAPITAL, INC.
Consolidated Statements of Operations
(Thousands except share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Interest income	$7,473	$13,000	$23,711	$41,958
Interest and related expense	5,016	9,831	15,830	33,958
Net interest income	2,457	3,169	7,881	8,000

Recapture of (provision for) loan losses	127	(67)	1,352	52

Net interest income after recapture of (provision for) loan losses	2,584	3,102	9,233	8,052

Equity in earnings of joint venture	576	(1,661)	1,878	(1,661)
Loss on capitalization of joint venture	-	(1,194)	-	(1,194)
Other income (expense), net	305	433	(713)	662
Gain on sale of investments, net	21	85	21	226
General and administrative expenses	(800)	(980)	(3,089)	(3,473)

Net income (loss)	2,686	(215)	7,330	2,612
Preferred stock charge	(1,003)	(1,003)	(3,008)	(3,041)

Net income (loss) to common shareholders	$1,683	$(1,218)	$4,322	$(429)

Change in net unrealized gain (loss) during the period on:
Investments classified as available-for-sale	576	(166)	100	282
Investment in joint venture	(295)	18	311	18
Comprehensive income (loss)	$2,967	$(363)	$7,741	$2,912

Net income per common share
Basic and diluted	$0.14	$(0.10)	$0.36	$(0.04)

Weighted average number of common shares outstanding:
Basic	12,136,262	12,130,836	12,135,236	12,143,549
Diluted	12,138,631	12,130,836	12,137,315	12,143,549

DYNEX CAPITAL, INC.
Reconciliation of Book Value to Adjusted Common Equity Book Value
 (Thousands except share data)
(unaudited)

	September 30,	December 31,
	2007	2006

Shareholders’ equity	$141,351	$136,538

Less: Preferred stock redemption value	(42,215)	(42,215)

Common equity book value	99,136	94,323

Adjustments to present amortized cost basis investments at fair value:
Securitized finance receivables, net	362	4,427
Other mortgage loans	653	776
Investment in joint venture	(511)	(868)

Adjusted common equity book value	$99,640	$98,658

Adjusted book value per common share	$8.21	$8.13